Exhibit 99.1

         Innovex Announces Fiscal 2006 Third Quarter Results

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--July 17, 2006--Innovex (Nasdaq:INVX) today reported revenue of $38.9 million and revenue excluding pass through material of $20.9 million for the fiscal 2006 third quarter ending June 30, 2006. In the fiscal 2005 third quarter the Company reported revenue of $60.0 million and revenue excluding pass through material of $29.0 million.
    Revenue for the first nine months of fiscal 2006 was $140.9 million compared to $152.8 for the same period last year. Revenue excluding pass through material for the first nine months of fiscal 2006 was $75.3 million as compared to $77.9 million for the first nine months of fiscal 2005.
    The Company's net loss was $934,000 or $0.05 per share in the third quarter of fiscal 2006 as compared to a net loss of $2.6 million or $0.13 per share in the prior year third quarter. The fiscal 2006 third quarter includes restructuring charges of $597,000 or $0.03 per share and gain on the sale of assets of $2.7 million or $0.14 per share. The Company's fiscal 2006 third quarter net loss excluding the restructuring charge and gain of sale of assets was $3 million or $0.16 per share. The Company's fiscal 2005 third quarter net loss was $665,000 or $0.03 per share excluding restructuring charges of $1.2 million and a $750,000 loss on the sale of a building.
    The fiscal 2006 third quarter gross margin was 8%, compared to 9% for the fiscal 2005 third quarter. The change in gross margin as compared to the prior year is a result of lower fixed cost absorption caused by lower revenue from Flex Suspension Assembly (FSA) and Flat Panel Display (FPD) products. The gross margin for the first nine months of fiscal 2006 was 12%, compared to 7% for the first nine months of fiscal 2005. The improved gross margin related to improved operating efficiencies and restructuring related cost reductions.
    Operating expenses excluding restructuring charges for the fiscal 2006 third quarter were $5.2 million as compared to $6.1 million reported in the fiscal 2005 third quarter. Operating expenses for the fiscal 2006 third quarter also include approximately $168,000 of non-cash compensation expense for stock options related to the adoption of FASB Statement 123R Share Based Payments as of October 1, 2005.
    The $2.7 million gain on sale of assets included in the fiscal 2006 third quarter related to the June 27, 2006 sale of the business, facility and assets of Innovex's etched metal component business. This sale and the simultaneous completion of the transfer of Innovex's prototyping operation from its Litchfield, Minnesota location to its Lamphun, Thailand location is anticipated to result in annual cost savings of at least $2,000,000. The prototyping transfer will also result in a significant reduction in the time required to produce prototype products by eliminating the transit time between Minnesota and Thailand and establishing a cost effective Thailand operation functioning 24 hours a day. The Company expects to begin experiencing the benefits of this lower cost structure in the September 2006 quarter.
    Cash flow from operations for the fiscal 2006 third quarter of $5 million primarily reflects decreases in receivables and inventory partially offset by a reduction in accounts payable. In addition, the $5 million proceeds from the sale of the metal business was adequate to cover capital expenditures for the quarter of $2.7 million, normally scheduled debt payments and an additional $1.5 million debt reduction. Unused credit facilities of over $30 million remain available to meet capital expenditure and other cash requirements for the remainder of fiscal 2006.
    FSA products constituted 60% of the Company's net sales for the quarter, Actuator Flex (AFC) revenue was 27%, FPD product revenue was 5%, integrated circuit packaging application revenue was 5%, network system application revenue was 2% and other revenue was 1%.
    AFC revenue increased as expected as the disk drive industry began its transition to the 160 gigabyte platform. The Company believes both FSA and FPD revenue was lower than expected because of industry seasonality, new product transitions and merger related product line and inventory rationalizations.
    "Although we are disappointed by the quarter's soft revenue, we are pleased with the progress made executing our cost leadership strategy," stated William P. Murnane, Innovex's President and CEO. "The sale of our metal business and corresponding transfer of prototyping to Thailand are significant milestones in the execution of this strategy. We remain very confident that our low cost structure and ability to turn prototypes quickly has positioned us well to grow and diversify our business over the next 12 to 24 months. We remain committed to achieving a 20% gross margin and 10% operating margin business model," stated Murnane.
    The Company anticipates improved revenue as it moves into the seasonably stronger last half of the calendar year and as disk drive and FPD customers complete their merger related activity. In its fiscal 2006 fourth quarter, the Company expects revenue between $34 and $38 million and revenue excluding pass-through material content between $21 and $24 million.

    Conference Call & Live Webcast

    Innovex will conduct a conference call and webcast for investors beginning at 5:00 p.m. Eastern Time (ET) on Monday, July 17, 2006. During the conference call, Mr. Murnane and senior managers will discuss the Company's future product, revenue, mix and margin expectations along with historical results.
    To listen to the live conference call, dial 785-832-1508 and ask for conference ID "Innovex." The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 6:00 p.m. ET on Monday, July 17 through 11:59 p.m. ET on Wednesday, July 19, 2006. To access the replay, dial (402) 220-0874 and ask for conference ID "Innovex." The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward Looking Statements

    Except for historical information contained herein, the matters discussed in this Current Report on form 8-K are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


                             INNOVEX, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In thousands)

                                         Three Months Ended June 30,
                                         ----------------------------
                                              2006          2005
                                         -------------- -------------

Net sales                                      $38,891       $60,020
Costs and expenses:
 Cost of sales                                  35,927        54,592
 Selling, general and administrative             3,573         3,696
 Royalty expense                                   331           574
 Engineering                                     1,275         1,858
 Restructuring charges                             597         1,161
 (Gain) loss on sale of assets                  (2,673)          750
 Net interest expense                              533           459
 Net other (income) expense                        262          (494)
                                         -------------- -------------
Income (loss) before income taxes                 (934)       (2,576)

Provision for income taxes                           0             0
                                         -------------- -------------

Net income (loss)                                ($934)      ($2,576)
                                         ============== =============

Net income (loss) per share:
    Basic                                       ($0.05)       ($0.13)
                                         ============== =============
    Diluted                                     ($0.05)       ($0.13)
                                         ============== =============

Weighted average shares outstanding:
    Basic shares                                19,367        19,177
                                         ============== =============
    Diluted shares                              19,367        19,177
                                         ============== =============


                                          Nine Months Ended June 30,
                                         ----------------------------
                                              2006          2005
                                         -------------- -------------

Net sales                                     $140,938      $152,785
Costs and expenses:
 Cost of sales                                 124,294       141,951
 Selling, general and administrative            11,561        10,846
 Royalty expense                                 1,187         1,467
 Engineering                                     4,035         5,442
 Restructuring charges                          11,904         1,970
 (Gain) loss on sale of assets                  (2,869)          745
 Net interest expense                            1,565         1,016
 Net other (income) expense                        499        (1,375)
                                         -------------- -------------
Income (loss) before income taxes              (11,238)       (9,277)

Provision for income taxes                           0         8,357
                                         -------------- -------------

Net income (loss)                             ($11,238)     ($17,634)
                                         ============== =============

Net income (loss) per share:
    Basic                                       ($0.58)       ($0.92)
                                         ============== =============
    Diluted                                     ($0.58)       ($0.92)
                                         ============== =============

Weighted average shares outstanding:
    Basic shares                                19,277        19,151
                                         ============== =============
    Diluted shares                              19,277        19,151
                                         ============== =============


                             INNOVEX, INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                             June 30,    September 30,
Assets                                         2006          2005
                                           ------------- -------------
  Cash and short-term investments               $12,445       $12,914
  Accounts receivable, net                       18,680        32,585
  Inventory                                      12,638        17,744
  Other current assets                            2,286         1,314
----------------------------------------------------------------------
     Total current assets                        46,049        64,557
  Property, plant and equipment, net             55,064        66,507
  Intangible & other assets, net                  4,223         6,762
----------------------------------------------------------------------
      Total assets                             $105,336      $137,826
                                           ============= =============


Liabilities and Stockholders' Equity
  Current liabilities                           $32,212       $48,632
  Long-term debt                                 22,082        27,818
  Stockholders' equity                           51,042        61,376
----------------------------------------------------------------------
      Total liabilities and stockholders'
       equity                                  $105,336      $137,826
                                           ============= =============


                             INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                                   Nine months ended
                                                        June 30,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
Cash Flows From Operating Activities:
   Net income (loss)                               ($11,238) ($17,634)
   Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
       Depreciation and amortization                  7,968     9,128
       Asset impairment charges                       9,132     1,970
       Deferred income taxes                              -     8,394
       Other non-cash items                          (2,799)     (810)
       Changes in operating assets and liabilities:
          Accounts receivable                        13,905   (12,816)
          Inventories                                 4,651    (8,407)
          Other current assets                        1,564       662
          Accounts payable                           (5,101)   12,610
          Other current liabilities                    (600)      787
                                                   --------- ---------
Net cash provided by (used in) operating activities  17,482    (6,116)

Cash Flows From Investing Activities:
      Capital expenditures                           (7,248)  (23,570)
      Proceeds from sale of assets                    5,344        20
                                                   --------- ---------
Net cash used in investing activities                (1,904)  (23,550)

Cash Flows From Financing Activities:
    Net long-term debt activity                      (3,726)   15,631
    Net line of credit activity                     (12,728)    8,939
    Proceeds from exercise of stock options and
     employee stock purchase plan                       406       209
                                                   --------- ---------
    Net cash provided by (used in) financing
     activities                                     (16,048)   24,779
                                                   --------- ---------
Increase (decrease) in cash and equivalents            (470)   (4,887)
Cash and equivalents at beginning of period          12,914    14,422
                                                   --------- ---------
Cash and equivalents at end of period               $12,444    $9,535
                                                   ========= =========

    CONTACT: Innovex, Inc., Maple Plain
             Doug Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com